Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of xG Technology, Inc. on Form S-8 of our report dated April 2, 2018 with respect to our audits of the consolidated financial statements of xG Technologies, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 appearing in the Annual Report on Form 10-K of xG Technology, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 2, 2018